Exhibit 5
September 1, 2009
American Eagle Outfitters, Inc.
77 Hot Metal Street
Pittsburgh, PA 15203
Re:	Registration Statement on Form S-8 for American Eagle Outfitters, Inc. 2005 Stock Award and Incentive Plan (the “Plan”)
Ladies and Gentlemen:
     We have acted as counsel for American Eagle Outfitters, Inc., a Delaware corporation (“American Eagle”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by American Eagle with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 19,600,000 shares of Common Stock, $0.01 par value per share (the “Shares”), to be issued under the Plan.
     In connection with this opinion, we have examined such corporate records, documents, and other instruments of American Eagle as we have deemed necessary.
     Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP
PORTER, WRIGHT, MORRIS & ARTHUR LLP